UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2010

RADIANT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (770) 576-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In connection with the recently completed underwritten public offering of common stock by Radiant Systems, Inc. (the “Company”) and certain selling stockholders, certain portions of the Company’s business section disclosures were updated and included in the Prospectus Supplement filed with the Securities and Exchange Commission on September 10, 2010 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended. This updated disclosure is set forth below.

Non-GAAP Financial Measures

This report contains some financial information that was not prepared in accordance with generally accepted accounting principles, or GAAP. In addition to the results that we present that are in compliance with GAAP, we disclose adjusted operating income and adjusted operating margin, referred to respectively as “adjusted non-GAAP operating income” and “adjusted non-GAAP operating margin,” and we disclose adjusted net income and adjusted net income per diluted share, referred to respectively as “adjusted non-GAAP net income” and “adjusted non-GAAP net income per diluted share.” These items, which are collectively referred to as “non-GAAP measures,” exclude the impact of non cash stock-based compensation, the amortization of acquisition-related intangible assets and other specific charges and gains identified by us that we believe are unlikely to recur in the normal course of business and which we specifically identify each time we present these non-GAAP measures. See “Summary Historical Consolidated Financial and Other Data.”

We consider our core operating performance to be based on the revenues recorded in a particular period and the expenses incurred within that period that management has the capability of directly affecting in order to drive operating income. We exclude non-cash stock-based compensation, amortization of acquisition-related intangible assets and other charges and gains that we believe are unlikely to recur in the normal course of business from our non-GAAP presentation because the decisions that gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decision to issue stock-based compensation, are made to further our long-term strategic objectives and do impact our income statement under GAAP, such items may affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the non-GAAP measures provides management with an additional view of our core operational performance by excluding expenses that are not directly related to performance in a particular period.

We also use non-GAAP measures to manage and monitor our business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the awarding of stock options is governed by the compensation committee of our Board of Directors and, in the case of acquisition-related intangible assets, acquisitions arise from strategic decisions that are not the responsibility of most levels of operational management. Charges and gains that are unlikely to recur in the normal course of business are excluded in management’s internal evaluations of our operating results and are not considered for management compensation purposes.

For a reconciliation of adjusted non-GAAP operating income to GAAP operating income and adjusted non-GAAP net income to GAAP net income, see “Summary Historical Consolidated Financial and Other Data.”

Market and Industry Data

The data included in this report regarding our industry, markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, other publicly available information and our own estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management’s knowledge and experience. We believe these estimates to be accurate as of the date of this report. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, although we believe that the independent industry publications and other publicly available information are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

Overview

We are a leading provider of technology solutions for managing site operations in the hospitality and retail industries. With more than 100,000 installations worldwide, our customers include leading brands and venues in the restaurant and food service, sports and entertainment, petroleum and convenience, and specialty retail markets. Our solutions allow our customers to improve customer service and loyalty, improve speed of service, increase revenue per transaction through suggestive selling, loyalty programs and point of purchase promotion displays, and optimize labor and inventory resources. At the core of our solution portfolio is a robust point-of-sale, or POS, solution, consisting of software and hardware that can be deployed as a touch-screen terminal, self-service kiosk or wireless handheld device. We also provide a range of software-as-a-service, or SaaS, offerings to our customers, including online ordering, loyalty promotion, gift card management, theft and fraud prevention, and store and enterprise analytics. The growth of our SaaS offerings, which are sold on a subscription basis, has allowed us to increase the value we provide to our customers and to increase our recurring revenue, which we define as maintenance, subscription and transaction services revenue, from $82.2 million, or 32.5% of total revenue, for the year ended December 31, 2007 to $132.3 million, or 46.0% of total revenue, for the year ended December 31, 2009.

We seek to differentiate our products and services by providing retailers and foodservice operators with technology designed to allow them to provide exceptional service at the critical point of consumer interaction. We do this by developing and selling hardware, software and services that address the unique requirements of the highly specialized store environments in which our customers operate. We support our technology solutions with services such as software and hardware support, installation, training and solutions consulting.

We sell our products and services directly through our sales force and indirectly through resellers, which we refer to as our channel partners, both in the United States and internationally. Our direct sales personnel focus on selling our technology solutions to larger customers, typically those with more than 50 locations. We believe that a majority of the sites in the markets we serve are owned or operated by small and medium-sized businesses. Our channel partners, many of whom are dedicated resellers of Radiant solutions, are able to serve the needs of our customers with local services and relationships backed up by our technology solutions. In both of our sales channels, we promote a consultative approach to working with customers, which is consistent with our philosophy of modular architecture and the ability for customers to integrate our solutions with existing technology, and promotes our ability to cross-sell services over time. For the six months ended June 30, 2010, our direct sales force was responsible for 63.5% of our revenues and our channel partners were responsible for 36.5%.

Our total revenues for the six months ended June 30, 2010 grew by 20.1% to $166.6 million from $138.7 million in the same period last year. Our GAAP net income for the six months ended June 30, 2010 was $8.4 million, up 98.7% from $4.2 million in the same period of 2009. Our adjusted non-GAAP net income for the six months ended June 30, 2010 was $15.1 million, up 39.8% from $10.8 million in the same period of 2009. Our technology is used at over 100,000 customer sites in more than 75 countries worldwide, including market-leading restaurants, retail stores, stadiums, parks, arenas, cinemas, convenience stores and fuel centers. Radiant was founded in 1985 and is headquartered in Alpharetta, Georgia. We currently have over 1,300 employees across 11 offices in the United States, Europe, Asia and Australia.

Our Solutions

We provide the global retail and hospitality industries with technology solutions that address the needs of managing businesses that range from a single store or restaurant to global chains and the world’s largest sports stadiums. Our strategy is to provide targeted solutions for each market, with the common goal of enabling our customers to provide exceptional service at the critical point of consumer interaction.

Point-of-Sale Systems. Our POS hardware and software solutions are designed to increase speed and quality of service, minimize training and provide enhanced reliability while delivering secure and personalized service to the consumer. These systems consist of touch screen terminals, servers, handheld devices and peripherals, including printers, customer displays and cash drawers, as well as POS and back-office software that can be integrated with third-party solutions. Our POS software runs on multiple open hardware platforms as well as our own hardware.

Software-as-a-Service, Maintenance and Customer Support and Transaction Processing. Our SaaS solutions have become a significant enhancement to our value proposition and flexibility in supporting our customers. The SaaS model allows customers to implement our software solutions without requiring them to use their own hardware capacity or maintain the software application on their own systems and is available on a monthly fee basis. Our SaaS solutions are designed to give our customers the tools they need to effectively capitalize on revenue opportunities and minimize costs and losses.

We also offer customer support on a 24-hour basis, a service that historically has been purchased by a majority of our customers. We focus on providing quality service and ensuring a first time fix for any technical issue with our hardware. Our hardware and software maintenance programs provide flexible solutions that can be customized to meet specific customer needs and enhancements to our products, including product updates. We also offer electronic payment processing services, which provide an integrated, turnkey solution for a wide variety of payment methods, including credit, debit and gift card payments.

Professional Services. We believe our professional services play a critical role in the successful design, implementation, application, installation and integration of our solutions. Additionally, we can remotely access customers’ systems in order to perform quick diagnostics and provide on-line assistance.

Our Markets and Customers

We believe that the global market for technology solutions like ours is large and generally under-addressed. The number of global sites that we estimate can utilize our advanced technology solutions currently exceeds 4.9 million, with much of the existing information systems in the hospitality and retail industries consisting of stand-alone devices, such as cash registers or other POS systems.

Further, we believe that hospitality and retail consumer preferences for value and convenience have created a greater need for timely data about consumer buying patterns and preferences, particularly among small and medium-size businesses. We believe that this has resulted in increased demand for systems that capture detailed consumer activity data at the point-of-sale, and store and transport that data in an easy-to-access manner.

Lastly, attention towards security issues, such as identity theft and operating safeguards, and the resulting requirements imposed by credit and debit card associations have encouraged hospitality and retail operators to replace or upgrade existing systems to comply with these requirements.

Hospitality Market

The hospitality market for our technology solutions includes food service operators, including quick service, table service and fast casual restaurants. According to NPD ReCount, an independent industry analysis firm, the scale of the hospitality restaurant market is significant, with over 579,000 sites in the United States alone.

Within the global food service market, operators face an increasingly competitive and challenging environment as consumers demand high levels of convenience and service while having an increasing number of dining options available. To meet these challenges, operators have begun to seek innovative technology solutions that enable them to improve their operations while reducing the total cost of ownership for future investments. We believe that almost half of the sites in the United States hospitality market are operating on aged or proprietary systems.

Customers who have licensed or purchased our hospitality products and services include Benihana, Brinker International, Bruegger’s Enterprises, Buffalo Wild Wings Grill & Bar, Burger King, California Pizza Kitchen, Chick-fil-A, Chipotle Mexican Grill, Choice Hotels International, Del Taco, Denny’s, Dunkin’ Brands, Fatburger, Focus Brands, Jamba Juice, Jason’s Deli, Krispy Kreme Doughnut Corporation, Landry’s Restaurants, Moe’s Southwest Grill, Morton’s of Chicago, Nordstrom, Papa Murphy’s, Peet’s Coffee & Tea, P.F. Chang’s China Bistro, Red Robin, Romano’s Macaroni Grill, Sbarro, Sizzler, Texas Roadhouse and Wendy’s/Arby’s Group.

Retail Market

The retail market we serve consists of diverse businesses, including specialized retailers, multinational convenience store chains and operators of entertainment venues such as stadiums, arenas and cinemas. The retail market remains highly fragmented, with more than 1 million retailers and many competing solutions consisting largely of a combination of off-the shelf offerings from large software companies and small niche players.

As consumer preferences shift towards value and convenience, retail businesses have begun focusing more on relevant customer spending patterns and preferences. We believe that through the use of more fully integrated systems, retail businesses are able to improve operational efficiencies through better inventory management, purchasing, merchandising, pricing, promotions and shrinkage control. Similarly, as high-volume retailers such as grocery stores, mass-merchants, warehouse clubs and others continue to add fuel, made-to-order food and other full service goods to their offerings, we believe there continues to be increased demand for fully integrated, feature-rich automation systems that are capable of effectively managing the entire retail operation.

Customers who have licensed or purchased our retail products and services include 7-Eleven Australia, Alimentation Couche-Tard, Archiver’s, AT&T Park, Batteries Plus, CircleK, Clearview Cinemas, Cobb Theatres, Conseco Fieldhouse, Cowboys, Dolphins Stadium, Elvis Presley Enterprises, Exxon Mobil Corporation, Family Express, Golf USA, Harbor Freight Tools USA, Hess Corporation, High’s of Baltimore, Holiday Stationstores, Jimmy Buffet’s Margaritaville, Kroger Corporation, Live Nation, Lucas Oil Stadium, Mahoney’s Garden Center, Maverik Country Stores, Marcus Theatres, National Park, Nintendo, Pro Football Hall of Fame, QuikTrip, Relax the Back Corporation, Repsol, Royal Dutch Shell, Reading Cinema, Rutter’s Farm Stores, Sheetz, Shell Canada, Showcase Cinemas, Speedway Superamerica, The Athlete’s Foot, The Field Museum, Wawa, Wrigley Field (home of the Chicago Cubs), xpedex paper store and Yankee Stadium.

Our Competitive Strengths

Flexible and Powerful Technology Solutions. Our solutions provide extensive functionality and can be integrated with a variety of third-party back-office systems, while giving our customers the ability over time to add solutions and services that are tailored to their needs. By designing our technology solutions specifically for our customers’ specialized environments, we believe our products and services improve efficiency, offer a timely return on investment and create a high cost of switching to competitors’ technology offerings.

Established Provider in Target Markets. We are a key vendor for POS solutions in the retail and hospitality industries. We provide an integrated technology solution and we are focused on our target markets in hospitality and retail, which we believe distinguishes us from other POS vendors and offers our customers a superior value proposition. We also provide support services that are tailored to our customers’ needs and specialized technology that helps them create value and enhance their business. We have grown our installed base from approximately 50,000 active sites at December 31, 2004 to more than 100,000 active sites at December 31, 2009.

Diverse Sales Strategy. We serve the technology needs of both large operators and small and medium-sized customers through a combination of direct sales and our reseller channel. Our direct sales personnel focus on selling our technology solutions to larger customers, typically those with more than 50 locations, both domestically and internationally. In order to reach smaller customers, we have focused on developing our reseller channel and supporting it with strong operational tools. We believe that our strategy to deliver a rich set of products that are easy to implement and support makes us an attractive vendor to our channel partners.

Strong Customer Relationships. By delivering value-added services and products to our customers, we typically become an integral and important part of their businesses. We believe that by providing an integrated solution we increase the value of our offering and limit our customers’ desire and ability to change providers without incurring substantial switching costs. We seek to build long-term relationships with our customers.

Investment in New Technologies. Our markets are subject to rapid and continual technological change. We believe that in order to compete effectively in our markets, we must provide compatible systems incorporating new technologies at competitive prices. For the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010, we incurred approximately $26.2 million, $28.9 million, $26.3 million and $13.9 million, respectively, in product development costs, including capitalized software, or approximately 10.3%, 9.6%, 9.2% and 8.3% of our revenues respectively. We intend to continue to invest in our solutions and design them in a manner that allows us to achieve compatibility between our products and products that are, or that we believe will become, popular and widely adopted among our current and future customers.

Experienced Management Team. Our management team has significant experience both in technology solutions and at our company. Our team is led by John Heyman, who has over 16 years of experience with our company, including the past eight as chief executive officer. Our management team has augmented the organic growth of our business by successfully identifying and integrating a number of acquired businesses, both in the United States and internationally, that have expanded both the products and services we offer and the sales channels through which we offer them. Our founder and chief technology officer, Alon Goren, has led our technology development efforts and driven the evolution of our technology solutions since the founding of our company in 1985. We believe the strength and expertise of our management team helps us attract new customers and channel partners and makes us an attractive buyer for potential acquisition candidates, thereby contributing significantly to our growth.

Our Growth Strategy

Our growth strategy is to expand and enhance our position as a leading provider of technology solutions for the hospitality and retail industries in the United States and internationally. The elements of our strategy include:

Increase Our Site Penetration. We believe our markets have a total of more than 4.9 million sites. We believe our existing customers represent approximately 2.0% of these sites as of December 31, 2009. In the absence of an integrated technology solution, operators in these markets typically rely on manual reporting to capture data on-site and disseminate it to different levels of management. Basic information on consumers, such as who they are, when they visit and what they buy, is not captured in sufficient detail, at the right time or in a manner that can be communicated easily to others in the organization. Similarly, information such as price changes does not flow from headquarters to individual sites in a timely manner. In addition, communication with suppliers and other vendors often remains manual, involving paperwork, delays and other process-related problems. We believe that our technology solutions, which are highly functional, scalable and easy to deploy, are well suited for increased penetration in these markets.

Capture an Increasing Share of Technology Spend of our Existing or New Customers. Our products and services are flexible and modular, allowing operators to purchase components of our solutions independently or as a suite of integrated products to address specific business needs. We invest in new products and services to ensure that our evolving technology solution creates value for our customers and delivers a return on investment in a timely manner. We believe we are well-positioned with our existing customers to supply additional products and services as their business needs and complexity grow. We believe each added module delivers incremental value for our customers. In addition, we intend to grow our customer base by selling portions of our solution, in particular our products and services that we sell as a service offering, to customers that may currently utilize competitors’ POS systems, but that need or want a portion of our solutions, such as loyalty and gift card services, e-commerce and payments applications or fraud and theft prevention.

Increase Recurring Revenue as a Percentage of Total Revenue. Recurring revenue represented 46.0% and 43.1% of our total revenue for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. Recurring revenue has grown from $51.3 million in 2005 to $132.3 million in 2009, a compounded annual growth rate of 27%. A greater proportion of recurring revenue benefits us because it increases our visibility into future financial performance and typically has a higher gross margin than other revenues. Instrumental to our growth of recurring revenue has been the development of our SaaS offerings. For the year ended December 31, 2009 and the six months ended June 30, 2010, our SaaS offerings represented 21% and 51% of our growth in recurring revenue from the prior year’s comparable period and 30% and 86% of recurring revenue gross profit growth for such comparable periods, respectively. We plan to introduce new services to support customer loyalty and feedback as well as enhanced security and analytical tools that can be sold as SaaS offerings to complement our integrated technology solution in order to increase the revenue opportunity with our existing and prospective customer base.

Develop our Sales Channels. We focus on developing our sales channels within each of our targeted markets. We enhance our direct sales model by increasing customer awareness of our technology solutions and generating sales leads. We facilitate this by attending industry trade shows, conducting direct marketing programs and selectively advertising in industry publications. We intend to increase our investment in direct sales to increase the growth of our installed active sites and maintain our position as a leading provider to our customers in our target markets. We also intend to continue to build out and support our channel partner relationships to distribute our products and solutions to small and medium-sized operators.

Pursue International Growth Opportunities. Our total revenues from international operations for the six months ended June 30, 2010 grew by 19.2% to $24.2 million from $20.3 million in the same period last year. We believe there are substantial growth opportunities abroad as many regions, including parts of Europe, Asia and Latin America, are underserved and maintain systems that are outdated and less secure than technologies currently available. As part of our European growth strategy, we believe we have an opportunity to better leverage our existing channel partners to carry a broader set of products and increase our market reach and revenue per customer. We have also established regional offices in London, Prague, Salzburg, Shanghai, Singapore, Adelaide and Geelong and we now have active installed systems in over 75 different countries.

Acquire Complementary Businesses. We believe our markets are highly fragmented. Many small and medium-sized businesses have utilized POS hardware or combined software and hardware solutions from smaller competitors over time that we believe provide less functionality than our solutions. We believe that an opportunity exists to acquire some of these smaller competitors and other businesses that provide complementary or adjacent technologies to sites within the hospitality and retail markets and facilitate the migration of their customer base over time to our technology solutions. We believe that we have demonstrated an ability to acquire and integrate complementary acquisitions in the past and we consider this to be a strength of our management team. Since 2005, we have completed acquisitions of six businesses.

Other Data About Our Company

In addition to recurring revenue and non-GAAP measures, our management uses other data to manage and monitor the performance of our business. These measurements include:

•

Revenue and profit contribution of our SaaS offerings. Revenue attributable to our SaaS offerings grew from $9.3 million in 2005 to $32.5 million in 2009 and was $19.7 million for the six months ended June 30, 2010.

•	Recurring revenue on a site basis. Approximately 66,000 of our active customer sites generate recurring revenue for us through maintenance, subscription and/or transaction services.

Summary Historical Consolidated Financial and Other Data

The following table reflects selected historical consolidated financial data derived from the consolidated financial statements of, and other operating data of, the Company and its subsidiaries as of and for each of the five fiscal years ended 2005, 2006, 2007, 2008 and 2009. The statement of operations and balance sheet data for the six months ended June 30, 2009 and June 20, 2010 has been derived from the interim consolidated financial statements of the Company and its subsidiaries. This data should be read in conjunction with our consolidated financial statements, including the accompanying notes and other financial information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and our Current Report on Form 8-K filed on June 25, 2010.

	Year Ended December 31,						Six Months Ended June 30,
	2005	2006	2007	2008	2009		2009	2010
	(Dollars in thousands except per share amounts)
Statement of Operations Data:
Revenues	$172,042	$222,310	$253,198	$301,576	$287,468		$138,735	$166,575
Cost of revenues	102,292	124,451	141,061	172,514	151,949		72,365	90,365
Gross profit	69,750	97,859	112,137	129,062	135,519		66,370	76,210
Net income (loss)	5,562	18,357 (1)	11,843	11,028	(9,398	)(2)	4,207	8,359
Basic net income (loss) per share	0.19	0.59	0.38	0.34	(0.29)		0.13	0.25
Diluted net income (loss) per share	0.18	0.56	0.36	0.33	(0.29)		0.13	0.24

Other Operating Data:

Recurring revenue (3)	$51,304	$70,661	$82,225	$108,940	$132,281		$63,280	$71,776
Recurring revenue as a % of total revenues	30%	32%	32%	36%	46%		46%	43%
Adjusted non-GAAP operating income (4)	$14,918	$24,166	$31,439	$36,281	$35,455		$16,233	$21,318
Adjusted non-GAAP operating margin (5)	9%	11%	12%	12%	12%		12%	13%
Adjusted non-GAAP net income (4)	$12,633	$19,029	$25,888	$24,530	$25,568		$10,809	$15,106
Adjusted non-GAAP net income per diluted share (4)	$0.40	$0.58	$0.78	$0.73	$0.76		$0.33	$0.43

Balance Sheet Data (end of period):

Working capital	$22,822	$29,656	$51,720	$41,578	$28,790		$34,029	$37,053
Total assets	142,505	198,655	221,959	303,542	288,597		304,902	310,549
Long-term debt, including current portion	18,383	34,194	20,467	98,466	62,626		80,465	50,933
Shareholders’ equity	84,433	115,971	141,956	140,331	153,343		156,496	165,027

(1)	The year ended December 31, 2006 includes a $10.3 million income tax benefit resulting from the reversal of a portion of the valuation allowance against tax deferrals.
(2)	The year ended December 31, 2009 includes a non-cash impairment charge of $20.9 million related to the goodwill and certain intangible assets associated with our acquisition of Quest Retail Technology Pty Ltd, or Quest.
(3)	Recurring revenue consists of maintenance, subscription and transaction services revenue.
(4)	Excludes the impact of non-cash stock-based compensation and the amortization of acquisition-related intangible assets. Also excludes other specific charges and gains identified by us that we believe are unlikely to recur in the normal course of business, as further described in footnote (1) of the following table.
(5)	Adjusted non-GAAP operating income expressed as a percentage of total revenues.

	Year Ended December 31,						Six Months Ended June 30,
	2005	2006	2007	2008		2009	2009	2010
	(in thousands)
Reconciliation of Adjusted Non-GAAP Operating Income:
Reported operating income (loss)	$7,601	$11,053	$23,276	$22,314		$(328)	$7,902	$14,623
Amortization of purchased intangibles	5,317	8,190	4,301	7,688	(2)	9,265	4,589	4,352
Share-based compensation expense	—	3,260	3,795	4,646		4,466	2,589	2,656
Other charges and income, net (1)	2,000	1,663	67	1,633		5,044	1,153	—
Impairment of goodwill	—	—	—	—		17,008	—	(313)

Adjusted non-GAAP operating income	$14,918	$24,166	$31,439	$36,281		$35,455	$16,233	$21,318

Reconciliation of Adjusted Non-GAAP Net Income:
Reported net income (loss)	$5,562	$18,357	$11,843	$11,028		$(9,398)	$4,207	$8,359
Amortization of purchased intangibles	5,317	8,190	4,301	7,688	(2)	9,265	4,589	4,352
Share-based compensation expense	—	3,260	3,795	4,646		4,466	2,589	2,656
Other charges and income, net (1)	2,000	1,663	67	1,633		5,044	1,153	—
Impairment of goodwill	—	—	—	—		17,008	—	(313)
Tax effect of adjusting items, difference between the Company’s effective tax rate and cash tax rate	(246)	(12,441)	5,882	(465)		(817)	(1,729)	52

Adjusted non-GAAP net income	$12,633	$19,029	$25,888	$24,530		$25,568	$10,809	$15,106

(1)	Other charges and income are comprised of the following items. For the year ended December 31, 2005, we recorded (i) a charge of $1,450 related to lease restructuring expenses and the write-off of related leasehold improvements and (ii) a charge of $550 to write off certain software that was deemed to be impaired. For the year ended December 31, 2006, we recorded a charge of $1,663 related to lease restructuring expenses. For the year ended December 31, 2007, we recorded (i) a gain of $300 related to the adjustment of certain lease restructuring reserves, (ii) a charge of $1,207 related to pre-acquisition costs for acquisitions that we decided not to pursue, and (iii) a gain of $840 on a forward exchange contract that we entered into in association with the acquisition of Quest. For the year ended December 31, 2008, we recorded (i) a charge of $343 related to the early termination of our previous credit facility, (ii) a charge of $2,075 related to lease restructuring expenses, (iii) a gain of $799 on forward exchange contracts associated with the acquisitions of Orderman GmbH and Quest, (iv) a gain of $1,444 associated with the sale of land near our corporate headquarters, (v) a charge of $438 related to severance and restructuring of the organization, and (vi) a charge of $1,020 related to the impairment of certain internally-developed software. For the year ended December 31, 2009, we recorded (i) a charge of $500 related to the write-off of certain third party software licenses that were deemed unusable, (ii) a gain of $47 on the sale of a building, (iii) a charge of $700 related to severance and restructuring of the organization, and (iv) a charge of $3,891 related to the write down of certain intangible assets associated with Quest as part of our annual goodwill impairment analysis. For the six months ended June 30, 2009, we recorded (i) a charge of $500 related to the write-off of certain third party software licenses that were deemed unusable, (ii) a gain of $47 on the sale of a building, and (iii) a charge of $700 related to severance and restructuring of the organization.
(2)	Total amortization expense for the year ended December 31, 2008 was $7,902. Excluded from this total was $214 related to ongoing operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIANT SYSTEMS, INC.

By:	/S/ MARK HAIDET
Name: Title:	Mark E. Haidet Chief Financial Officer

Dated: October 15, 2010